Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Remark Media, Inc. on Form S-3 of our report dated March 31, 2015 appearing in the Annual Report on Form 10-K of Remark Media, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

November 6, 2015